Exhibit 99.1
FOR IMMEDIATE RELEASE — October 27, 2010
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS THIRD QUARTER 2010 RESULTS
Port Washington, New York — October 27, 2010 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the third quarter ended September 30, 2010.
Highlights
•	Revenues were $44.7 million (including all managed properties but excluding non-cash items) compared to $39.9 million for the comparable quarter of 2009, an increase of 12.0%.

•	Net operating income (“NOI”) was $29.8 million (including all managed properties but excluding non-cash items) compared to $26.6 million for the comparable quarter of 2009, an increase of 11.9%.

•	Operating funds from operations (“FFO”), excluding non-cash items and transaction expenses, was $0.14 per share/OP unit for the quarter.

•	The Company modified its full year 2010 FFO guidance to a range of $0.56 — $0.58 per share/OP Unit to reflect, among other items, 2010 equity raises and joint venture activity.

•	Occupancy for all properties, including redevelopment properties, increased 80 basis points to 91%.

•	Debt-to-total-market capitalization as of September 30, 2010 was reduced to 56.3% from 72.3% at September 30, 2009.
Leo Ullman, Cedar’s CEO, stated, “The Company made solid progress enhancing its balance sheet through a reduction in overall debt while also arranging long-term fixed-rate debt to replace shorter-term floating-rate debt. Additionally, Cedar was able to establish meaningful long-term future growth in income during the third quarter, in large part through accretive joint venture acquisitions. This ongoing multi-focus positions the Company to effectively achieve future growth in shareholder value.”
“During the third quarter, at the operating level, we executed well and this resulted in dramatic improvement in our revenues and net operating income for our owned and managed properties”, Mr. Ullman continued. “Our performance continues to reflect strong increases in leasing results, both for renewals and new leases, along with occupancy gains in some of our key assets. We also have an opportunity as we move ahead to positively impact our results as we successfully re-lease a couple of larger vacancies and complete the lease-up of our remaining development properties.”
This release refers to certain non-GAAP amounts. Reconciliations of non-GAAP to GAAP amounts are presented in the Company’s Supplemental Financial Information for the period ended September 30, 2010 (page 9) filed contemporaneously with this release as an Exhibit to Form 8-K and are also available on the Company’s website at www.cedarshoppingcenters.com.

Operating Activities
Leasing
In the third quarter of 2010, the Company signed 35 renewal leases, substantially all at stabilized properties, totaling approximately 348,000 square feet of GLA with an average increase in base rents of 3.6%. Renewals include two leases comprising 229,000 square feet that renewed with no increase according to their terms. The average increase for the other 33 renewal leases was 7.5%. The Company signed 31 new leases totaling approximately 88,000 square feet at an average base rent of $14.74 per square foot, while the Company had 12 terminated leases, totaling approximately 73,000 square feet, at an average base rent of $10.76 per square foot.
The Company has substantially completed all renewal leases for 2010 and more than 50% of renewals for 2011.
Occupancy
Occupancy on an overall basis, including redevelopment properties, increased by 80 basis points in the third quarter of 2010 as compared to the prior quarter to approximately 91%. Of that amount, occupancy at the Company’s stabilized core properties not undergoing major re-development or re-tenanting activities was 93.1%. The overall results reflect the lease termination of a single big box club store tenant at The Brickyard (Berlin, Connecticut) (where the Company expects to replace a departed Sam’s Club with a new “big box” tenant) and a lease termination at Oakhurst Plaza (Harrisburg, Pennsylvania) (where Giant Stores vacated its store in favor of a large new prototype at the Company’s new ground-up development at Blue Mountain Commons, a quarter mile away). The results also reflect continued lease-up at Crossroads II (Stroudsburg, Pennsylvania) and Upland Square (Pottsgrove, Pennsylvania).
Same-Property Results
Same-property net operating income, comprising 101 consolidated properties, excluding straight-line rents and amortization of intangible lease liabilities, was $21.8 million for the third quarter of 2010, unchanged from the second quarter of 2010 for the same 101 properties. Such same-property net operating income was $22.7 million for the comparable period of 2009. The results in the 2010 periods, as described above, reflect the vacancies created at the beginning of 2010 in connection with redevelopment and re-tenanting of Oakhurst Plaza and The Brickyard.
Financial Results
For the third quarter of 2010, excluding impairment charges and non-cash revenues from straight line rents and amortization of intangible lease liabilities, as well as certain other non-cash and/or non-recurring items, the Company had stable year-over-year operating results while continuing to greatly improve its balance sheet strength and financial flexibility.
Revenues
Revenues for the quarter ended September 30, 2010 from all owned and managed properties, excluding non-cash items, increased 12.0% to $44.7 million as compared to $39.9 million for the comparable quarter of 2009. The increase resulted primarily from lease-up at development properties and the acquisition of properties by the Cedar/RioCan joint venture, including fees related thereto. Revenues for the nine months ended September 30, 2010 from all owned and managed properties, excluding non-cash items, increased 8.5% to $131.3 million as compared to $121.1 million for the comparable period of 2009.

As a result primarily of the exclusion of revenues during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, the Company’s revenues, as reported, were $40.4 million and $44.7 million, respectively, for the three months ended September 30, 2010 and 2009, and $125.6 million and $133.7 million, respectively, for the nine months ended September 30, 2010 and 2009.
Net Operating Income (NOI)
NOI attributable to all owned and managed properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 11.9% to $29.8 million for the third quarter of 2010 as compared to $26.6 million for the comparable quarter of 2009. The increase results primarily from the lease-up at development properties and the acquisition of properties by the Cedar/RioCan joint venture, including fees earned from such transactions. The Company’s NOI attributable to all properties, excluding non-cash revenues and mark-to-market adjustments relating to stock-based compensation, increased 5.8% to $85.1 million for the nine months ended September 30, 2010 as compared to $80.4 million for the comparable period of 2009.
As a result primarily of the exclusion of revenues during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, NOI, as reported, was $27.2 million for the third quarter of 2010 as compared to $31.3 million for the comparable quarter of 2009. The Company’s NOI, as reported, was $83.5 million for the nine months ended September 30, 2010 as compared to $93.3 million for the comparable period of 2009.
Net Income Attributable to Common Shareholders
As a result primarily of (i) the exclusion of income during the 2010 periods attributable to the contribution of seven properties previously 100% owned by Cedar to the Cedar/RioCan joint venture, (ii) higher preferred stock dividend expense from the issuance of preferred stock, and (iii) lower non-cash revenues, the Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of $1.4 million for the third quarter of 2010 as compared to net income of $2.4 million for the comparable quarter of 2009. The decreases were partially offset by lower interest expense from the repayment of debt with proceeds from the sale of common and preferred stock, partially offset by higher interest expense and amortization of fees from the renewal of the stabilized line of credit, and revenues from the lease-up at development properties. Results on a per-share basis were also reduced as a result of the issuances of common stock as described below. The Company had a net loss, before impairments and mark-to-market adjustments relating to stock-based compensation, of $2.9 million for the nine months ended September 30, 2010 as compared to net income of $8.2 million for the comparable period of 2009.
In addition to the items discussed above, as a result primarily of the accelerated write-off of deferred financing costs from the Company’s election to reduce the aggregate commitments from $285 million to $185 million under its stabilized property credit facility, transaction costs incurred by the acquisition of properties in the Cedar/RioCan joint venture and impairment charges related to the disposition of properties, the Company reported a net loss of $6.8 million ($0.10 per share) for the third quarter of 2010 as compared to net income of $1.4 million ($0.03 per share) for the third quarter of 2009 The Company reported a net loss of $14.5 million ($0.23 per share) for the nine months ended September 30, 2010 as compared to net income of $5.0 million ($0.11 per share) for the comparable period of 2009.

FFO
As a result primarily of (i) reduced income attributable to the contribution by Cedar of the seven properties previously owned to the Cedar/RioCan joint venture, (ii) issuances of additional shares of common and preferred stock and (iii) reduced revenue from straight-line rent and amortization of intangible lease liabilities, operating FFO for the third quarter of 2010, before the above-mentioned impairments and non-recurring items, was $9.3 million ($0.14 per share/OP unit), as compared to $14.0 million ($0.30 per share/OP unit) for the comparable quarter of 2009. After the transaction costs and non-recurring items, FFO as reported was $3.8 million ($0.06 per share/OP unit) as compared to $13.0 million ($0.28 per share/OP unit) for the comparable quarter of 2009.
Operating FFO for the nine months ended September 30, 2010, before the above-mentioned impairments and non-recurring items, was $28.8 million ($0.44 per share/OP unit), as compared to $42.6 million ($0.91 per share/OP unit) for the comparable period of 2009. After transaction costs, impairments and non-recurring items, FFO as reported was $16.8 million ($0.26 per share/OP unit) as compared to $39.2 million ($0.83 per share/OP unit) for the comparable period of 2009.
A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release.
Balance Sheet
The Company has continued to improve its balance sheet flexibility during 2010. In 2010, through the end of the third quarter, the Company raised approximately $80 million through the issuance of common stock, $33 million through the contribution of properties to the RioCan joint ventures and other outright sales, and $67 million through the sale of 2.85 million shares of preferred stock. In connection with property transfers and sales, the Company also removed approximately $102 million of debt from its balance sheet.
Through the third quarter of 2010, the Company used approximately $25 million of equity, to purchase eight properties through its joint venture with RioCan at an aggregate purchase price of approximately $226 million. The RioCan joint venture arranged $102.5 million of fixed rate mortgage debt on six of the eight joint venture properties acquired in the third quarter of 2010, another $33.0 million on three properties previously acquired and/or contributed to the joint venture, and expects to place an additional $70 — $80 million of mortgage debt on seven other properties acquired in the third and fourth quarters of 2010 of which 20% would be refunded to the Company.
The cumulative effect of these transactions has been to reduce the Company’s debt-to-total-market capitalization to 56.3% as of September 30, 2010 from 72.3% at September 30, 2009.
Total assets were $1.65 billion at September 30, 2010. The Company had total debt outstanding of $812.6 million at September 30, 2010 as compared to $946.0 million at December 31, 2009 excluding mortgage debt related to properties held for sale. The average interest rate on the Company’s total debt was 5.1% per annum.
At September 30, 2010, the Company’s fixed-rate debt, excluding mortgage debt related to a property held for sale, was approximately 74% of total indebtedness, with a weighted average remaining term of 5.4 years and a weighted average interest rate of 5.8% per annum.

As of September 30, 2010, the Company had 67.6 million shares of common stock and OP Units and 6.4 million shares of preferred stock outstanding compared to 47.1 million shares and OP Units and 3.6 million shares of preferred stock at September 30, 2009.
Credit Facilities
The outstanding balance at September 30, 2010 under the Company’s $185 million stabilized property credit facility (due 2012 with a one-year extension option) was $23.5 million with an availability of approximately $140 million. This compares to $239 million outstanding at September 30, 2009. In September 2010, the Company elected to reduce the total commitments under its stabilized property credit facility from $285 million to $185 million. In this connection, the Company accelerated the write-off of $2.6 million of deferred financing costs. As a result, the Company anticipates saving $0.5 million annually related to the unused fees payable under the facility and having $1.2 million of reduced amortization of deferred financing costs annually through the expected maturity of the facility.
The outstanding balance as of September 30, 2010 under the Company’s $150 million credit facility for development properties was approximately $103 million.
The Cedar/RioCan Joint Venture
Initial seven-property contribution. In the second quarter of 2010, the Company completed the transfer of an 80% interest in all seven properties identified under the joint venture arrangement with RioCan. In the aggregate, the transfers of properties generated net cash proceeds of approximately $64 million and removed approximately $94 million of debt from the Company’s balance sheet.
Property acquisitions in 2010. Through the date of this release, the Cedar/RioCan joint venture has completed acquisitions in 2010 of 14 properties for an aggregate purchase price of approximately $345 million excluding fees and expenses. They include in the third quarter of 2010 Exeter Commons (Exeter Township, Pennsylvania) for $53.0 million, Montville Commons (Uncasville, Connecticut) for $19.6 million and a portfolio of five shopping centers purchased for approximately $134 million in Pennsylvania, New Jersey and Virginia,. In October, the joint venture purchased Cross Keys Place (Sewell, New Jersey) for $26.3 million and a portfolio of five shopping centers located in Pennsylvania, Maryland and Virginia for $91.0 million.
Financial Guidance
The Company reported FFO of $0.14 per share/OP Unit for the third quarter of 2010 excluding impairment charges and mark-to-market adjustments of stock-based compensation. The Company modified its full year 2010 FFO guidance to $0.56 to $0.58 per share/OP Unit which excludes, as previously disclosed, the following:
•	Acquisitions or sales of properties not previously announced, whether by the Company itself or in joint venture, as well as acquisition fees, financing fees and/or other fees attributable thereto;

•	Mark-to-market adjustments relating to stock-based compensation; and

•	Other non-recurring transactions

Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended September 30, 2010 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the period ended September 30, 2010, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Thursday, October 28, 2010, at 11:00 AM Eastern time to discuss the third quarter results. The conference call can be accessed by dialing (877) 795-3647 or (719) 325-4929 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from noon Eastern time on October 29, 2010, until midnight Eastern time on November 12, 2010. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 3235841 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter”® supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns (both wholly-owned and in joint venture) and manages approximately 15.5 million square feet of GLA at 132 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s properties have an occupancy rate of approximately 91%.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and/or vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partners to fund their respective shares of property acquisitions, tenant improvements and capital expenditures; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three and nine months ended September 30, 2010 and 2009:

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009
Net (loss) income attributable to common shareholders	$(6,780,000)	$1,396,000	$(14,521,000)	$4,979,000
Add (deduct):
Real estate depreciation and amortization	11,831,000	12,724,000	35,486,000	37,815,000
Noncontrolling interests:
Limited partners’ interest	(196,000)	64,000	(488,000)	224,000
Minority interests in consolidated joint ventures	(194,000)	332,000	194,000	287,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,340,000)	(1,661,000)	(4,717,000)	(4,131,000)
Equity in income of unconsolidated joint ventures	288,000	(260,000)	(547,000)	(802,000)
FFO from unconsolidated joint ventures	146,000	377,000	1,566,000	1,113,000
Gain on sale of discontinued operations	—	—	(170,000)	(277,000)

Funds From Operations	$3,755,000	$12,972,000	$16,803,000	$39,208,000

FFO per common share (assuming conversion of OP Units) Basic and diluted	$0.06	$0.28	$0.26	$0.83

Weighted average number of common shares (basic):
Shares used in determination of basic earnings per share	65,835,000	45,066,000	62,999,000	45,003,000
Additional shares assuming conversion of OP Units	1,892,000	2,014,000	1,941,000	2,016,000

Shares used in determination of basic FFO per share	67,727,000	47,080,000	64,940,000	47,019,000

Weighted average number of common shares (dilutive):
Shares used in determination of diluted earnings per share	65,835,000	45,066,000	63,025,000	45,003,000
Additional shares assuming conversion of OP Units	1,892,000	2,014,000	1,941,000	2,016,000

Shares used in determination of diluted FFO per share	67,727,000	47,080,000	64,966,000	47,019,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Real estate:
Land	$348,715,000	$356,366,000
Buildings and improvements	1,341,668,000	1,316,315,000

	1,690,383,000	1,672,681,000
Less accumulated depreciation	(195,944,000)	(163,879,000)

Real estate, net	1,494,439,000	1,508,802,000

Real estate to be transferred to a joint venture	—	139,743,000
Real estate held for sale — discontinued operations	8,325,000	21,380,000
Investment in unconsolidated joint ventures	44,029,000	14,113,000

Cash and cash equivalents	12,142,000	17,164,000
Restricted cash	11,617,000	14,075,000
Receivables:
Rents and other tenant receivables, net	9,485,000	7,423,000
Straight-line rents	15,999,000	14,545,000
Joint venture settlements	9,533,000	2,322,000
Other assets	11,818,000	9,315,000
Deferred charges, net	29,717,000	36,236,000

Total assets	$1,647,104,000	$1,785,118,000

Liabilities and equity
Mortgage loans payable	$686,179,000	$688,289,000
Mortgage loans payable — real estate to be transferred to a joint venture	—	94,018,000
Mortgage loans payable — real estate held for sale — discontinued operations	4,626,000	12,455,000
Secured revolving credit facilities	126,446,000	257,685,000
Accounts payable and accrued liabilities	30,335,000	46,902,000
Unamortized intangible lease liabilities	49,304,000	53,733,000
Liabilities — real estate held for sale and, at December 31, 2009, real estate to be transferred to a joint venture	1,275,000	5,634,000

Total liabilities	898,165,000	1,158,716,000

Limited partners’ interest in Operating Partnership	8,473,000	12,638,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 6,400,000 and 3,550,000 shares, respectively, issued and outstanding)	158,575,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 66,035,000 and 52,139,000 shares, respectively, issued and outstanding)	3,962,000	3,128,000
Treasury stock (1,120,000 and 981,000 shares, respectively, at cost)	(10,419,000)	(9,688,000)
Additional paid-in capital	708,310,000	621,299,000
Cumulative distributions in excess of net income	(188,336,000)	(162,041,000)
Accumulated other comprehensive loss	(3,924,000)	(2,992,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	668,168,000	538,456,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	65,237,000	67,229,000
Limited partners’ interest in Operating Partnership	7,061,000	8,079,000

Total noncontrolling interests	72,298,000	75,308,000

Total equity	740,466,000	613,764,000

Total liabilities and equity	$1,647,104,000	$1,785,118,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2010	2009	2010	2009

Revenues:
Rents	$31,380,000	$36,878,000	$98,877,000	$107,462,000
Expense recoveries	7,370,000	7,688,000	24,692,000	25,831,000
Other	1,628,000	146,000	2,056,000	443,000

Total revenues	40,378,000	44,712,000	125,625,000	133,736,000

Expenses:
Operating, maintenance and management	7,788,000	8,231,000	26,033,000	24,878,000
Real estate and other property-related taxes	5,347,000	5,171,000	16,103,000	15,535,000
General and administrative	2,421,000	2,521,000	6,738,000	6,813,000
Impairments	155,000	—	2,272,000	—
Acquisition transaction costs and terminated projects, net	2,043,000	—	3,365,000	3,948,000
Depreciation and amortization	11,854,000	12,473,000	35,485,000	36,925,000

Total expenses	29,608,000	28,396,000	89,996,000	88,099,000

Operating income	10,770,000	16,316,000	35,629,000	45,637,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,495,000)	(12,436,000)	(39,052,000)	(35,503,000)
Write-off of deferred financing costs	(2,552,000)	—	(2,552,000)	—
Interest income	6,000	10,000	25,000	27,000
Equity in (loss) income of unconsolidated joint ventures	(288,000)	260,000	547,000	802,000
Gain on sale of land parcel	—	—	—	236,000

Total non-operating income and expense	(15,329,000)	(12,166,000)	(41,032,000)	(34,438,000)

(Loss) income before discontinued operations	(4,559,000)	4,150,000	(5,403,000)	11,199,000

Income (loss) from discontinued operations	68,000	(389,000)	(2,965,000)	(79,000)
Gain on sale of discontinued operations	—	—	170,000	277,000

Total discontinued operations	68,000	(389,000)	(2,795,000)	198,000

Net (loss) income	(4,491,000)	3,761,000	(8,198,000)	11,397,000

Less, net loss (income) attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	194,000	(332,000)	(194,000)	(287,000)
Limited partners’ interest in Operating Partnership	196,000	(64,000)	488,000	(224,000)

Total net loss (income) attributable to noncontrolling interests	390,000	(396,000)	294,000	(511,000)

Net (loss) income attributable to Cedar Shopping Centers, Inc.	(4,101,000)	3,365,000	(7,904,000)	10,886,000

Preferred distribution requirements	(2,679,000)	(1,969,000)	(6,617,000)	(5,907,000)

Net (loss) income attributable to common shareholders	$(6,780,000)	$1,396,000	$(14,521,000)	$4,979,000

Per common share attributable to common sharehoders (basic and diluted):
Continuing operations	$(0.10)	$0.04	$(0.19)	$0.11
Discontinued operations	—	(0.01)	(0.04)	—

	$(0.10)	$0.03	$(0.23)	$0.11

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
(Loss) income from continuing operations	$(6,846,000)	$1,768,000	$(11,810,000)	$4,790,000
(Loss) income from discontinued operations	66,000	(372,000)	(2,876,000)	(76,000)
Gain on sale of discontinued operations	—	—	165,000	265,000

Net (loss) income	$(6,780,000)	$1,396,000	$(14,521,000)	$4,979,000

Dividends declared per common share	$0.0900	$—	$0.1800	$0.1125

Weighted average number of common shares outstanding	65,835,000	45,066,000	62,999,000	45,003,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2010	2009
Cash flow from operating activities:
Net (loss) income	$(8,198,000)	$11,397,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint ventures	(547,000)	(802,000)
Distributions from unconsolidated joint ventures	759,000	716,000
Impairments	2,272,000	—
Terminated projects	1,324,000	3,139,000
Impairment — discontinued operations	3,274,000	—
Gain on sales of real estate	(170,000)	(513,000)
Straight-line rents	(1,622,000)	(2,048,000)
Provision for doubtful accounts	2,484,000	2,770,000
Depreciation and amortization	35,644,000	37,965,000
Amortization of intangible lease liabilities	(7,478,000)	(10,620,000)
Amortization/market price adjustments relating to stock-based compensation	2,068,000	1,713,000
Amortization and accelerated write-off of deferred financing costs	6,620,000	2,410,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(4,518,000)	(5,108,000)
Joint venture settlements	(3,383,000)	—
Prepaid expenses and other	(6,935,000)	(4,718,000)
Accounts payable and accrued expenses	(1,349,000)	(2,098,000)

Net cash provided by operating activities	20,245,000	34,203,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(20,874,000)	(86,049,000)
Net proceeds from sales of real estate	2,056,000	3,472,000
Net proceeds from transfers to unconsolidated joint venture, less cash at dates of transfer	31,395,000	—
Investments in and advances to unconsolidated joint ventures	(30,396,000)	(350,000)
Distributions of capital from unconsolidated joint venture	7,725,000	—
Construction escrows and other	4,632,000	(901,000)

Net cash used in investing activities	(5,462,000)	(83,828,000)

Cash flow from financing activities:
Net (repayments)/advances (to)/from revolving credit facilities	(131,239,000)	18,989,000
Proceeds from mortgage financings	16,272,000	51,588,000
Mortgage repayments	(18,594,000)	(15,753,000)
Payments of debt financing costs	(1,141,000)	(2,821,000)
Termination payments related to interest rate swaps	(5,476,000)	—
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	—	12,212,000
Distributions to consolidated joint venture minority interests	(2,186,000)	(2,113,000)
Redemption of Operating Partnership Units	(2,834,000)	—
Distributions to limited partners	(526,000)	(229,000)
Net proceeds from the sales of preferred and common stock	138,296,000	—
Exercise of warrant	10,000,000	—
Preferred stock distributions	(5,907,000)	(5,907,000)
Distributions to common shareholders	(16,470,000)	(5,046,000)

Net cash (used in) provided by financing activities	(19,805,000)	50,920,000

Net (decrease) increase in cash and cash equivalents	(5,022,000)	1,295,000
Cash and cash equivalents at beginning of period	17,164,000	8,231,000

Cash and cash equivalents at end of period	$12,142,000	$9,526,000